EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                          Three months
                                                         ended March 31,
                                                       ------------------
                                                         1996      1995
                                                       -------    -------
                                                      (Dollars, except per
                                                       share amounts, and
                                                      shares in thousands)


Net income                                             $29,665     27,000
Dividends applicable to preferred stock                    (28)       (29)
                                                       -------    -------

Net income applicable to common stock                   29,637     26,971
Dividends applicable to preferred stock                     28         29

Interest on convertible securities,
  net of taxes                                             145        526
                                                       -------    -------

Net income as adjusted for purposes of
  computing fully diluted earnings per
  share                                                $29,810     27,526
                                                       =======    =======

Weighted average number of shares:
   Outstanding during period                            59,273     55,922
   Common stock equivalent shares                          556        655
   Employee Stock Ownership Plan shares not
     committed to be released                             (351)      (393)
                                                       -------    -------

Number of shares for computing primary
  earnings per share                                    59,478     56,184

Incremental common shares attributable
  to additional dilutive effect of
  convertible securities                                   726      2,476
                                                       -------    -------

Number of shares as adjusted for purposes
  of computing fully diluted earnings
  per share                                             60,204     58,660
                                                       =======    =======

Earnings per average common share                      $   .50        .48
                                                       =======    =======

Primary earnings per share                             $   .50        .48
                                                       =======    =======

Fully diluted earnings per share                       $   .50        .47
                                                       =======    =======